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                                                                   EXHIBIT 10.21

                                 ADDENDUM NO. 2

                        TENNESSEE BEHAVIORAL HEALTH, INC.
                           PROVIDER AGREEMENT (ENTITY)

         This Addendum No. 2 to that certain Provider Agreement ("Agreement") between Tennessee Behavioral Health, Inc. ("TBH") and the undersigned health care provider ("Provider"), with an effective date of December 11, 1995, is entered into as of the date set forth below in order to amend the Agreement to comply with the requirements of The TennCare Partners Program of the State of Tennessee, Department of Mental Health and Mental Retardation ("State") defined in Addendum No. 1 to the Agreement as the Plan Contract. All capitalized terms used in this Addendum No. 2 shall have the same meaning as used in the Agreement and Addendum No. 1.

         Pursuant to Article XIII of the Agreement, the parties hereby agree to amend Addendum No. 1 and the Agreement as follows:

         1. AMENDMENT TO EXHIBIT 1. Exhibit 1 to the Agreement is deleted in its entirety and a new Exhibit 1 in the form attached to this Addendum No. 2 as
Exhibit 1 shall be substituted in lieu thereof.

         2. DELETION OF ATTACHMENT 1. All references in Addendum No. 1 to Covered Services, including any reference to Attachment 1, are hereby deleted in their entirety from the Agreement and Attachment 1 is deleted from the Agreement.

         3. CLAIMS INFORMATION. Provider shall submit to TBH all necessary information to permit TBH, when determining liabilities on its annual report and quarterly financial reports, to include an amount estimated in the aggregate to provide for any unearned premium and for the payment of all claims for health care expenditures that have been incurred pursuant to or under the Plan Contract, whether reported, unreported or unpaid or for which TBH is or may be liable, and to provide for the expense, adjustment or settlement of such claims. Provider acknowledges that such liabilities must be computed by TBH in accordance with procedures to be established by the State upon reasonable consideration of the ascertained experience and character of TBH.

         4. CONFLICT OF INTEREST. Provider warrants that no part of any payments made pursuant to the Agreement shall be paid directly or indirectly to any officer, employee, delegate or member of the legislative body of the State or of the United States Government as wages, compensation, or gifts in exchange for acting as officer, agent, employee, subcontractor or consultant to Provider in connection with any work contemplated or performed relative to the Agreement. Provider shall be declared in default by TBH if it is determined that Provider, its officers, agents, employees, subcontractors or consultants offered or gave gratuities of any kind to any official, employee or delegate or member of any legislative body of the State or the United States Government.

         5. TERM. The provisions of Article V of the Agreement are deleted in their entirety and the following language is substituted in lieu thereof:

                  "This Agreement shall have an initial term of two (2) years beginning December 11, 1995, and ending December 10, 1997. This Agreement shall automatically renew for successive one-year terms, unless and until terminated by either party pursuant to Article VI."

         6. TERMINATION. Section 6.2 of the Agreement is amended by adding the following new subsection; deleting the word "or" from Subsection 6.2.6 and deleting the "," from Subsection 6.2.7 and adding "; or" to the end of such subsection:

                  "6.2.8 TBH shall fail to enter a Provider Risk Contract with the State for the TennCare Partners Program by July 1, 1996, or such contract, if entered into by TBH and the State, is terminated for any reason during the term of the Agreement."

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         7. AMENDMENTS. Section 13.1 of the Agreement is deleted in its entirety and the following is added in lieu thereof:

                  "13.1 RIGHT OF APPROVAL AND EFFECTIVE DATE. All amendments to this Agreement proposed by Provider must be agreed to in writing in advance of the Effective Date by TBH. TBH reserves the right to reject any proposed amendment in its absolute discretion. Any amendments to this Agreement proposed by TBH must be proposed in the form of an Addendum forwarded to Provider in the manner specified in Section 13.2 and will be deemed effective upon the earlier of such Addendum's execution by the parties or the expiration of twenty (20) calendar days after receipt of such Addendum (determined under Article XVI) unless within such twenty (20) day period Provider notifies TBH in writing of Provider's rejection of the requested amendment. Amendments required because of legislative, regulatory or legal requirements or because of requirements imposed by the State or pursuant to any amendment to the Plan Contract shall not require the consent of Provider or TBH and will be effective as of the date specified in the Addendum containing such amendment."

         8. EFFECTIVE DATE OF AGREEMENT. The provisions of Article XXII of the Agreement are deleted in their entirety and the following language is inserted in lieu thereof:

                  "This Agreement shall be effective as of December 11, 1995."

         9. AMENDMENT TO ADDENDUM NO. 1. The third paragraph of Addendum No. 1 titled "Effective Date" is deleted in its entirety and the following paragraph is inserted in lieu thereof:

                  "EFFECTIVE DATE. This Addendum shall become effective as of December 11, 1995."

         10. EFFECTIVE DATE OF ADDENDUM NO. 2. Notwithstanding that the provisions of Section 13.1 of this Agreement currently provide that any amendment to the Agreement shall become effective after a period of twenty (20) days during which Provider has an option to accept or reject such Amendment, the parties agree that, by signing below, each party agrees to make this Addendum No. 2 effective as of February 4, 1996, and that the provisions of this Addendum are incorporated into the Agreement effective as of such date.

         11. DELETION OF PARAGRAPH 3.1.7. Paragraph 3.1.7 of the Agreement is hereby deleted in its entirety. During the term of the Agreement, TBH shall be the sole party responsible for paying for Designated Covered Services provided by Provider under this Agreement.

         12. SPECIAL TBH REPRESENTATION. TBH represents and warrants that TBH as of this date has not entered into any exclusive arrangements for case management and related services. TBH further represents and warrants that the payments to be made to Provider hereunder are not subject to any priority right of any other

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provider whereby any other provider must be paid its percentage of premium, all inclusive per diem, program or capitated rate for case management or related services prior to Provider being paid for Designated Covered Service rendered by Provider under this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Addendum No. 2 in multiple counterparts (including the use of counterpart signature pages, if necessary) as of February 1, 1996.

PROVIDER (ENTITY):                          TBH:

TENNESSEE MENTAL HEALTH COOPERATIVE, INC.   TENNESSEE BEHAVIORAL HEALTH,
                                            INC.

By:      /s/ Pam Womack                     By:      /s/ Albert R. Wesson, Jr.

Title:   President                          Title:   Chief Operating Officer

Date:    February 4, 1996                   Date:    February 4, 1996


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                               [EXHIBITS EXCLUDED]



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